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                           AccuMed International, Inc.
                          920 N. Franklin St., Ste. 402
                                Chicago, IL 60610


June 5, 2001

By EDGAR

Securities and Exchange Commission
450 Fifth St., N.W.
Division of Corporation Finance
Mail Stop 3-9
Washington, D.C.  20549
Attn: Mr. Jeffrey Riedler, Assistant Director

         Re:      AccuMed International, Inc.
                  Registration Statement on Form S-4
                  Filed on December 23, 1999
                  Registration No. 333-93485

Ladies and Gentlemen:

         AccuMed International, Inc. hereby requests to withdraw the above-referenced Registration Statement on Form S-4. Should you have any questions of require additional information, please contact AccuMed's counsel, Joyce Wallach, at 916-341-0255.

                                             Sincerely,

                                             ACCUMED INTERNATIONAL, INC.

                                             By: /s/ PAUL F. LAVALLEE
                                                 --------------------
                                                 Paul F. Lavallee, Chairman and
                                                 Chief Executive Officer